Exhibit 99.1

Contacts:	Evan Pondel
Rick Kline	PondelWilkinson, Inc.
IPC The Hospitalist Company, Inc.	(310) 279-5980
(818) 766-3502	epondel@pondel.com

IPC The Hospitalist Company Reports 2013 Second Quarter Results

--Company Continues to Achieve Double-Digit Growth in Patient Encounters, Revenues and Adjusted Earnings Per Share--

North Hollywood, CA— July 25, 2013—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the second quarter ended June 30, 2013. All operating results referred to as “adjusted” exclude the change in fair market value of contingent consideration (“net change in fair value”). See “Reconciliation of Non-GAAP Financial Measures” below for explanations of these non-GAAP financial measures and reconciliation to GAAP financial measures.

Second Quarter 2013 Highlights (comparisons are to second quarter 2012):

•	Net revenue increased 14% to $145.8 million.

•	Patient encounters increased to 1,513,000, a 13% increase.

•	Adjusted income from operations increased 13% to $14.8 million. GAAP income from operations increased 59% to $20.0 million.

•	Adjusted net income increased 12% to $9.1 million, or $0.53 adjusted diluted earnings per share. GAAP net income increased 57% to $12.3 million, or $0.71 diluted earnings per share.

Six Months Ended June 30, 2013 Highlights (comparisons are to six months ended June 30, 2012):

•	Net revenue increased 16% to $298.8 million.

•	Patient encounters increased to an all-time high of 3,089,000, a 14% increase.

•	Adjusted income from operations increased 15% to $30.8 million. GAAP income from operations increased 41% to $37.2 million.

•	Adjusted net income increased 13% to $18.9 million, or $1.10 adjusted diluted earnings per share. GAAP net income increased 40% to $22.8 million, or $1.33 diluted earnings per share.

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “Our continued double digit growth in patient encounters, revenues and adjusted operating income affirms the long-term viability of the IPC model, which offers physicians an environment to focus on patient care and improved patient outcomes. We are confident in our ability to execute on our proven growth strategies in both our acute and post-acute lines of business.”

2013 Second Quarter

Patient encounters for the three months ended June 30, 2013 increased by 168,000, or 12.5%, to 1,513,000, compared with 1,345,000 for the same period in the prior year. Net revenue for the three months ended June 30, 2013 was $145.8 million, an increase of $17.3 million, or 13.5%, from $128.5 million for the same period in the prior year. Of this $17.3 million increase, 72% was attributable to same-market area growth, including tuck-in acquisitions and new hires, and 28% was attributable to revenue generated from operations in new markets. Same-market revenue increased 9.8%, same-market encounters increased 7.7% and same market patient revenue per encounter increased 1.3%. The 1.3% increase is largely due to a combination of Medicare fee schedule rate increases and Medicaid parity. Medicaid parity represents an increase in Medicaid payments up to Medicare reimbursement levels for 2013 and 2014 in accordance with the Patient Protection and Affordable Care Act of 2010, as amended.

Physician practice salaries, benefits and other expenses for the three months ended June 30, 2013 were $106.6 million, or 73.1% of net revenue, compared with $94.0 million or 73.2 % of net revenue, for the same period in the prior year. The dollar increase in practice costs is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period.

General and administrative expenses increased $2.8 million, or 13.7%, to $23.2 million, or 15.9% of net revenue, for the three months ended June 30, 2013, compared with $20.4 million, or 15.9% of net revenue, for the three months ended June 30, 2012. The increase in expense is primarily the result of increased costs to support the continuing growth of operations, including new regional office costs and other expenses. Excluding stock-based compensation, general and administrative expenses were 14.7% of revenue for the three months ended June 30, 2013, compared to 14.6% of revenue for the same period of 2012.

The net change in fair value of contingent consideration for acquisitions (“net change in fair value”) was a $5.3 million credit to expense and a $0.4 million increase to expense for the three months ended June 30, 2013 and 2012, respectively. The $5.3 million credit was largely associated with an acquisition in the behavioral health subspecialty. Though the acquisition has proven to be profitable and continues to grow, it is growing slower than the Company’s original assumption, resulting in a reduction of the Company’s estimate of contingent consideration payable and a credit to expense. Because the fair value of contingent consideration is generally based on a certain multiple of operating results of the acquired practices during a certain measurement period, a moderate change in projected operating results can result in a large change to the fair value of such contingent consideration.

Adjusted income from operations for the three months ended June 30, 2013 increased 13.1% to $14.8 million, or an adjusted operating margin of 10.1%, compared to adjusted income from operations of $13.1 million, or an adjusted operating margin of 10.2% for the same period in 2012. GAAP income from operations increased $7.4 million, or 58.6%, to $20.0 million from $12.6 million for the same period in the prior year. GAAP operating margin was 13.7% and 9.8% for the three months ended June 30, 2013 and 2012, respectively.

The effective tax rate for the three months ended June 30, 2013 was 38.3%, compared with 37.5% for the same period in the prior year. The increase in the overall effective tax rate was primarily related to a change in state tax laws in November 2012.

Adjusted net income for the three months ended June 30, 2013 increased 11.7% to $9.1 million, or a 6.2% adjusted net income margin compared to adjusted net income of $8.1 million, or a 6.3% adjusted net income margin, for the same period in 2012. GAAP net income for the three months ended June 30, 2013 increased to $12.3 million from $7.8 million for the three months ended June 30, 2012, and GAAP net income margin was 8.4% for the three months ended June 30, 2013, as compared to 6.1% for the same period in the prior year.

Adjusted diluted earnings per share for the three months ended June 30, 2013 was $0.53, compared to $0.48 adjusted diluted earnings per share for the same period in 2012. GAAP diluted earnings per share for the three months ended June 30, 2013 was $0.71, compared to $0.46 for the same period in 2012.

Liquidity and Capital Resources

As of June 30, 2013, IPC had approximately $77.6 million in liquidity, composed of $7.9 million in cash and cash equivalents, and an available line of credit of $69.7 million. IPC had borrowings of $5.0 million from its line of credit outstanding at June 30, 2013, which was subsequently paid off in July 2013.

Net cash provided by operating activities for the six months ended June 30, 2013 was $20.5 million compared to $18.2 million for the same period in 2012. The changes in working capital during the six months ended June 30, 2013 was largely related to an increase in accounts receivable of $9.0 million, a decrease in prepaid expenses and other current assets of $ 7.0 million, and a decrease in accrued compensation of $1.5 million. Days sales outstanding (DSO), which is used to measure the effectiveness of collections, was 54 DSO as of June 30, 2013 compared with 52 DSO as of December 31, 2012. The increase in DSO is primarily related to the buildup of receivables for Medicaid parity.

Net cash used in investing activities was $17.5 million for the six months ended June 30, 2013, compared to $30.4 million for the same period in 2012. Cash of $15.3 million was used in the six months ended June 30, 2013 for physician practice acquisitions and contingent payments on prior acquisitions compared to $28.3 million in the same period of prior year.

For the six months ended June 30,, 2013, net cash used in financing activities was $11.4 million, compared with $3.2 million provided by financing activities for the same period in 2012. During the three months ended June 30, 2013, the Company repaid $15.0 million of its outstanding revolving line of credit.

2013 Guidance

The Company reaffirms its guidance for the full year 2013 and expects revenue to be in the range of $597 million to $607 million and adjusted diluted earnings per share to be in the range of $2.15 to $2.25. The Company has provided this outlook based on assumptions of (i) weighted average shares outstanding of 17.2 million for the year, (ii) a 38.3% effective tax rate, (iii) $7.3 million in stock based compensation expense, and (iv) $4.9 million in depreciation and amortization expense. Not included in the assumptions are (i) new market acquisitions completed after today’s date, or (ii) future gains or losses related to changes in the fair value of contingent consideration of acquired practices.

Reconciliation of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures related to income from operations, net income and diluted earnings per share. During the three and six months ended June 30, 2013 and 2012, IPC reported change in fair value of contingent consideration for acquired practices as operating expense pursuant to GAAP, which is referred to in this press release as the “net change in fair value of contingent considerations” or “net change in fair value”.

The fair value of accrued contingent consideration is determined using the income approach for estimating future consideration to be paid based on projected earnings of acquired practices as of specified measurement dates. Because accrued contingent consideration is generally based on a certain multiple of earnings of the acquired practices during a specified measurement period, a relatively small or moderate change in such projected earnings may result in a material change to the fair value of such contingent consideration liability with a corresponding adjustment to income from operations.

During the three and six months ended June 30, 2013, IPC recorded a credit to expense of $5.3 million and $6.4 million, respectively, as a net change in fair value of contingent consideration, compared with an increase to expense of $0.4 million and $0.5 million for the three and six months ended June 30, 2012, respectively.

In this press release, income from operations, net income and diluted earnings per share have been adjusted to exclude the amount of the net change in fair value of contingent consideration. IPC believes that these non-GAAP financial measures are useful to management and investors reviewing financial and business trends related to its results of operations, and that when these non-GAAP financial measures are viewed with GAAP financial measures, investors are provided with a meaningful understanding of IPC’s ongoing operating and financial performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. The following unaudited table reconciles non-GAAP financial information to net income per diluted share, which IPC believes are the most comparable GAAP measures (dollars in thousands, except for per share data):

	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Income from operations	$20,032	$(5,262)	$14,770	$12,630	$430	$13,060
Investment income	3		3	4		4
Interest expense	(99)		(99)	(92)		(92)

Income before income taxes	19,936	(5,262)	14,674	12,542	430	12,972
Income tax provision (benefit)	7,635	(2,015)	5,620	4,703	161	4,864

Net income	12,301	(3,247)	9,054	7,839	269	8,108

Per share data (diluted):	$0.71	$(0.18)	$0.53	$0.46	$0.02	$0.48

Weighted average shares (diluted):	17,228,173		17,228,173	16,931,098		16,931,098

	Six Months Ended June 30, 2013			Six Months Ended June 30, 2012
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Income from operations	$37,171	$(6,355)	$30,816	$26,319	$514	$26,833
Investment income	5		5	8		8
Interest expense	(214)		(214)	(174)		(174)

Income before income taxes	36,962	(6,355)	30,607	26,153	514	26,667
Income tax provision (benefit)	14,156	(2,434)	11,722	9,808	193	10,001

Net income	22,806	(3,921)	18,885	16,345	321	16,666

Per share data (diluted):	$1.33	$(0.23)	$1.10	$0.97	$0.02	$0.99

Weighted average shares (diluted):	17,175,806		17,175,806	16,889,343		16,889,343

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). A live webcast of the call will also be available in the Investor Relations section on the corporate web site at http://www.hospitalist.com. A webcast replay can be accessed at the same site beginning July 25, 2013 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until August 25, 2013 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ:IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice exclusively in hospitals or other inpatient facilities, including acute, sub-acute and long-term care settings. The Company offers its providers the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at http://www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “2013 Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of the healthcare industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians and non-physician providers;

•	IPC’s ability to successfully identify, complete and efficiently integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	June 30,	December 31,
	2013	2012
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$7,878	$16,214
Accounts receivable, net	88,567	79,612
Insurance receivable for malpractice claims - current portion	9,138	9,719
Prepaid expenses and other current assets	10,215	17,284

Total current assets	115,798	122,829
Property and equipment, net	6,231	5,763
Goodwill	251,556	240,009
Other intangible assets, net	1,679	2,133
Deferred tax assets, net	250	250
Insurance receivable for malpractice claims - less current portion	16,056	17,074

Total assets	$391,570	$388,058

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$4,605	$4,257
Accrued compensation	27,084	28,615
Payable for practice acquisitions	19,103	29,038
Medical malpractice and self-insurance reserves, current portion	9,784	10,350
Deferred tax liabilities	1,506	1,506

Total current liabilities	62,082	73,766
Long-term debt	5,000	20,000
Medical malpractice and self-insurance reserves, less current portion	38,185	37,921

Total liabilities	105,267	131,687
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,827,409 and 16,694,215 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	17	17
Additional paid-in capital	157,837	150,711
Retained earnings	128,449	105,643

Total stockholders’ equity	286,303	256,371

Total liabilities and stockholders’ equity	$391,570	$388,058

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(in thousands, except for per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net revenue	$145,753	$128,472	$298,844	$258,265
Operating expenses:
Cost of services—physician practice salaries, benefits and other	106,584	94,007	218,652	189,105
General and administrative	23,239	20,432	47,062	40,506
Net change in fair value of contingent consideration	(5,262)	430	(6,355)	514
Depreciation and amortization	1,160	973	2,314	1,821

Total operating expenses	125,721	115,842	261,673	231,946

Income from operations	20,032	12,630	37,171	26,319
Investment income	3	4	5	8
Interest expense	(99)	(92)	(214)	(174)

Income before income taxes	19,936	12,542	36,962	26,153
Income tax provision	7,635	4,703	14,156	9,808

Net income	$12,301	$7,839	$22,806	$16,345

Net income per share:
Basic	$0.73	$0.47	$1.36	$0.99

Diluted	$0.71	$0.46	$1.33	$0.97

Weighted average shares:
Basic	16,763,325	16,545,600	16,733,513	16,525,324

Diluted	17,228,173	16,931,098	17,175,806	16,889,343

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Six Months Ended June 30,
	2013	2012
Operating activities
Net income	$22,806	$16,345
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,314	1,821
Stock-based compensation expense	3,598	3,088
Net change in fair value of contingent consideration	(6,355)	514
Changes in assets and liabilities:
Accounts receivable	(8,955)	(7,989)
Prepaid expenses and other current assets	7,009	2,382
Accounts payable and accrued liabilities	348	(845)
Accrued compensation	(1,531)	1,318
Medical malpractice and self-insurance reserves, net	1,297	1,598

Net cash provided by operating activities	20,531	18,232

Investing activities
Acquisitions of physician practices	(15,319)	(28,273)
Purchase of property and equipment	(2,136)	(2,174)

Net cash used in investing activities	(17,455)	(30,447)

Financing activities
Proceeds from long-term debt	—	15,000
Repayments of long-term debt	(15,000)	(15,000)
Net proceeds from issuance of common stock	2,519	2,521
Excess tax benefits from stock-based compensation	1,069	685

Net cash (used in) provided by financing activities	(11,412)	3,206

Net decrease in cash and cash equivalents	(8,336)	(9,009)
Cash and cash equivalents, beginning of period	16,214	17,752

Cash and cash equivalents, end of period	$7,878	$8,743

IPC The Hospitalist Company, Inc.

Operating Data

(unaudited)

Patient Encounter Data:

The following is a summary of our patient encounters for the six consecutive quarters ended June 30, 2013:

	Quarter Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30
	2012	2012	2012	2012	2013	2013
Patient encounters	1,355	1,345	1,349	1,447	1,576	1,513

Employee Data:

The following is a summary of our affiliated hospitalists employed at the end of six consecutive quarters ended June 30, 2013:

	Quarter Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30
	2012	2012	2012	2012	2013	2013
Employed physicians	997	976	1,015	1,096	1,096	1,062
Nurse practitioners and physician assistants	268	275	286	322	360	372

Total	1,265	1,251	1,301	1,418	1,456	1,434